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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. )*


                               Object Design, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   67 4416 10 2
                         ------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP NO.  674416 10 2                 13G               PAGE  2  OF  6  PAGES
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--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert N. Goldman

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
     N/A
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     American
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

       NUMBER OF               2,300,000
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
       OWNED BY
         EACH
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH
                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,300,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO.  674416 10 2                 13G               PAGE  3  OF  6  PAGES
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ITEM 1.

      (a)       Name of Issuer:
                --------------

                Object Design, Inc.

      (b)       Address of Issuer's Principal Executive Office:
                ----------------------------------------------

                25 Mall Road
                Burlington, MA 01803

ITEM 2.

      (a)       Name of Person Filing:
                ---------------------

                Robert N. Goldman

      (b)       Address of Principal Business Office or, if none, Residence:
                -----------------------------------------------------------
                Object Design, Inc.
                25 Mall Road
                Burlington, MA 01803

      (c)       Citizenship:
                -----------

                American

      (d)       Title of Class of Securities:
                ----------------------------

                Common Stock

      (e)       CUSIP Number:
                ------------

                674416 10 2

ITEM 3. IF THIS STATEMENTS IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)       --  Broker or dealer registered under Section 15 of the Act;

      (b)       --  Bank as defined in Section 3(a)(6) of the Act;

      (c)       --  Insurance Company as defined in Section 3(a)(19) of the Act,

      (d)       --  Investment Company registered under Section 8 of the
                    Investment Company Act;



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CUSIP NO.  674416 10 2                 13G               PAGE  4  OF  6  PAGES
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      (e)       --  Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940;

      (f)       --  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

      (g)       --  Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G);

      (h)       --  Group, in accordance with Rule 13d-1(b)(l)(ii)(H).


ITEM 4.         OWNERSHIP. (See Note A)

      (a)       Amount beneficially owned:

                2,300,000 shares

      (b)       Percent of class:

                7.8%

      (c)       Number of shares as to which such person has:

                (i)    Sole power to vote or to direct the vote

                       2,300,000 shares

                (ii)   Shared power to vote or to direct the vote

                (iii)  Sole power to dispose or to direct the disposition of

                (iv)   Shared power to dispose or to direct the disposition of


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                N/A

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ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

       N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

       N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

       N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

       N/A

ITEM 10  CERTIFICATION:

       N/A




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CUSIP NO.  674416 10 2                 13G               PAGE  6  OF  6  PAGES
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                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.


DATED:   February 10, 1997


By: /s/ Robert N. Goldman
    ---------------------
        Robert N. Goldman